                                                                 EXHIBIT (e)(18)


EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table reflects all forms of compensation for the years ended December 31, 1999, 1998 and 1997, for Messrs. Lodzinski, Crews and Mury and for Mr. Ruben Medrano, who served as Chief Executive Officer until the merger with Cliffwood. Except as shown below, no executive officer, other than Mr. Medrano, had salary and bonus which exceeded $100,000.

                                        ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                            --------------------------------------------------------------------------------
                                                                                        SECURITIES
                                                                  OTHER       AWARDS       UNDER-     PAYOUTS
                                                                 ANNUAL     RESTRICTED     LYING      -------     ALL OTHER
                                                                 COMPEN-      STOCK       OPTIONS/      LTIP       COMPENSA-
                             YEAR      SALARY       BONUS        SATION       AWARDS      SARS (#)     PAYOUTS      TION
                            -------  ----------   ----------  -----------  -----------  -----------   --------   -----------

Frank A. Lodzinski            1999   $   94,000   $   35,000           --           --           --         --            --
  Chairman of the             1998   $   58,000           --           --           --           --         --            --
Board and Chief Executive     1997           --           --           --           --           --         --            --
  Officer (1)

Jerry M. Crews                1999   $   85,500   $   32,500           --           --           --         --            --
  Executive Vice              1998   $   77,700           --
  President (2)

Francis M. Mury               1999   $   87,500   $   27,500           --           --           --         --            --
  Executive Vice              1998   $   82,950           --           --           --           --         --            --
  President (2)

Ruben Medrano                 1997   $   72,940   $   10,000      $18,253
  Former President
  and Chief Executive
  Officer (3)

(1) As a result of the Merger, Mr. Lodzinski became Chairman of the Board, President, Chief Executive Officer and Director on December 31, 1997. Mr. Lodzinski received no compensation from Texoil in 1997.

(2) As a result of the Merger, Messrs. Crews and Mury became Executive Vice Presidents on December 31, 1997.

(3) Mr. Medrano resigned as President and Chief Executive Officer effective December 31, 1997.


CLIFFWOOD OPTIONS

         Prior to the Merger, Cliffwood granted options to purchase 573,000 shares of Common Stock under Cliffwood's 1997 Stock Option Plan and Non-Employee Director Stock Option Plan. Pursuant to the Merger agreement, these options were canceled and replaced by options to purchase 6.74 shares of Texoil Common Stock for every share that could have been purchased under the Cliffwood plans. In June 1999, the replacement options were adjusted for the net 1-for-6 reverse stock split. The table below reflects the number of shares underlying options and the related exercise price, both as adjusted. There were no amendments to the terms or conditions of the options, except for proportional changes in the number and exercise price.

OPTION GRANTS

         As described above, new options were granted to current Executive Officers of the Company, following the Merger as a result of the conversion of Cliffwood options as described in "Cliffwood Options." No new options were granted to the Executive Officers in 1998 or 1999, so the table below only reflects the adjustment for the stock split in June. The following table sets forth additional information with respect to these stock option grants.


                                                                                      PERCENT OF
                                                                                        TOTAL
                                                    NUMBER OF                        OPTIONS/SARS
                                                     TEXOIL                           GRANTED TO
                                                     SHARES            EXERCISE       EMPLOYEES
                                                   UNDERLYING          OR BASE        EFFECTIVE
                                                     OPTIONS            PRICE         JANUARY 1,         EXPIRATION
                    NAME                             GRANTED           ($/SHARE)         1997               DATE
----------------------------------------------    --------------      ---------     --------------    ----------------
Frank A. Lodzinski.........................          112,333            $3.12            21.1%         August 12, 2007
Francis M. Mury............................          101,100            $3.12            18.9%         August 12, 2007
Jerry M. Crews.............................          101,100            $3.12            18.9%         August 12, 2007

OPTION EXERCISES AND YEAR-END VALUES

         The following table sets forth information with respect to Cliffwood options issued to the named executive officers of the Company.

                                         NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                              UNDERLYING                           IN-THE-MONEY
                                      UNEXERCISED OPTIONS/SARS AT                OPTIONS/SARS AT
                                           DECEMBER 31, 1999                    DECEMBER 31, 1999
                                   ----------------------------------   ----------------------------------
              NAME                 EXERCISABLE         UNEXERCISABLE    EXERCISABLE         UNEXERCISABLE
                                   ---------------   ----------------   --------------    ----------------
Frank A. Lodzinski...............     112,333                0           $204,446               $0.00
Francis M. Mury                       101,100                0           $184,002               $0.00
Jerry M. Crews...................     101,100                0           $184,002               $0.00

EMPLOYMENT AGREEMENT

         In connection with the issuance of Series A Convertible Preferred Stock, Messrs. Lodzinski, Crews, Mury and one other officer entered into employment agreements with Texoil that generally provide for a competitive base salary and certain benefits and expense reimbursements consistent with established policies of the Company. The base annual salaries specified in the employment agreements for Messrs. Lodzinski, Crews and Mury are $120,000, $110,000 and $110,000, respectively. The term of the agreements is to the earliest of (a) the first date the holders of preferred stock cease to own preferred or conversion shares, (b) the effective date of any sale transaction (as defined by the preferred stock agreement) or (c) the resignation or termination of the employee. Should the employee resign or be terminated, such employee is contractually restricted from certain activities as provided by non-compete provisions of the employment agreement.

         Prior to November 1999, Mr. Lodzinski was the only officer or employee with an employment agreement. That agreement provided for an annual salary of $90,000, subject to increases at the discretion of the Board of Directors, and a bonus at the sole discretion of the Board of Directors. That agreement also provided for the grant of options to purchase Common Stock. Mr. Lodzinski voluntarily reduced his annual salary in April 1998 from $90,000 to $48,000 as part of a corporate initiative to reduce general and administrative costs in response to declining oil prices. Messrs. Crews and Mury also incurred voluntary salary reductions in April 1998. In July 1999 the Board increased the salaries of Messrs. Lodzinski, Mury and Crews to prior levels.

             SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
                                     OWNERS

         The following table sets forth, as of September 15, 2000, the number of shares of the Company's equity securities owned by (i) each person known by the Company (based on publicly-available filings with the Commission) to be the holder of more than five percent of its voting securities, (ii) each Director and each executive officer of the Company, and (iii) all of the Company's directors and executive officers as a group. Unless otherwise indicated, each holder has sole voting and investment power with respect to the shares of capital stock owned by such holder.

                                                                          COMMON STOCK                CONVERTIBLE PREFERRED(19)
                                                                ------------------------------     ---------------------------
                                                                  AMOUNT AND                       AMOUNT AND
                                                                   NATURE OF         PERCENT        NATURE OF        PERCENT
              NAME OF BENEFICIAL OWNER                            BENEFICIAL           OF          BENEFICIAL          OF
(ADDRESS INDICATED IF NOT A DIRECTOR OR AN OFFICER)                OWNERSHIP          CLASS         OWNERSHIP         CLASS
---------------------------------------------------             --------------      ----------     -----------     -----------

Frank A. Lodzinski, Director, President and Chief Executive
         Officer ............................................     2,442,883(1)          31.54%        456,250          15.54%
Michael A. Vlasic, Director .................................     2,318,633(2)          30.26%        456,250          15.54%
Jerry M. Crews, Director, Executive Vice President and ......       393,503(3)           5.80%          6,250            .21%
Secretary
Robert E. LaJoie, Director ..................................       174,117(4)           2.60%             --             --
T. W. Hoehn, III, Director ..................................       461,688(5)           6.93%             --             --
Thomas A. Reiser, Director ..................................        89,921(6)           1.34%          6,767            .23%
S. Wil VanLoh, Jr., Director ................................     4,059,950(7)          37.85%      2,029,975          69.13%
Toby R. Neugebauer, Director ................................     4,059,950(8)          37.85%      2,029,975          69.13%
Jeffrey A. Jones, Director ..................................     4,059,950(9)          37.85%      2,029,975          69.13%
Francis M. Mury, Executive Vice President ...................       211,682(17)          3.13%             --             --
All Directors and Executive Officers as a group (9 persons) .     7,861,827(18)         64.84%      2,499,242          85.11%
Quantum Energy Partners, L.P. ...............................     4,059,950(10)         37.85%      2,029,975          69.13%
         777 Walker
         2530 Two Shell Plaza
         Houston, Texas 77002
RIMCO .......................................................       609,124(11)          9.14%             --             --
         22 Waterville Road
         Avon, Connecticut 06001-2000
The Lincoln National Life Insurance Company .................       880,413(12)         12.65%             --             --
         200 East Berry Street
         Ft. Wayne, Indiana 46802
First Union Capital Partners, Inc. ..........................       562,604(13)          8.21%             --             --
         1001 Fannin, Suite No. 2255
         Houston, Texas 77002
V&C Energy Limited Partnership ..............................     2,290,550(14)         30.00%        456,250          15.54%
         710 Woodward
         Bloomfield Hills, Michigan 45304
Vlasic Investments, L.L.C ...................................     2,318,633(15)         30.26%             --             --
         710 Woodward
         Bloomfield Hills, Michigan 45304
EnCap Investments, L.L.C ....................................     1,239,862(16)         16.58%        405,995          13.83%
         1100 Louisiana, Suite No. 3150
         Houston, Texas 77002

(1) Includes 1,321,883 shares of Common Stock, 56,167 shares of Common Stock underlying presently exercisable warrants and 456,250 purchased shares of Series A Convertible Preferred Stock beneficially owned through V&C Energy Limited Partnership ("V&C"), of which Energy Resource Associates, Inc. ("ERA"), a Texas corporation owned and controlled by Mr. Lodzinski, is a general partner. Includes 112,333 shares of Common Stock underlying presently exercisable options owned by Mr. Lodzinski. Mr. Lodzinski, through ERA, has sole voting power for all matters associated with securities held by V&C, except in connection with the disposition of all or substantially all such securities, which requires the approval of the limited partner. Mr. Lodzinski has an economic interest in a portion of such securities.

(2) Includes 1,321,883 shares of Common Stock, 56,167 shares of Common Stock underlying presently exercisable warrants and 456,250 purchased shares of Series A Convertible Preferred Stock beneficially owned through V&C Energy Limited Partnership, of which Vlasic Investments L.L.C. ("Vlasic Investments") is the limited partner. Mr. Vlasic is the Chief Executive Manager of Vlasic Investments. Includes 28,083 shares of Common Stock underlying presently exercisable options assigned by Mr. Vlasic to Vlasic Investments. Mr. Vlasic, in his capacity as Chief Executive Manager of Vlasic Investments, has an economic interest in Texoil securities held by V&C. Mr. Vlasic does not have voting rights associated with such securities, but has certain approval rights related to the disposition of such securities.

(3) Includes 101,100 shares of Common Stock owned by Mr. Crews, underlying presently exercisable options and 6,250 purchased shares of Series A Convertible Preferred Stock.

(4) Includes 140,417 shares of Common Stock held by Mr. LaJoie, as General Partner to a family limited partnership, and 33,700 shares of Common Stock underlying presently exercisable options owned by Mr. LaJoie.

(5) Includes 357,116 shares of Common Stock held by Mr. Hoehn, as Executor of the Estate of T. W. Hoehn, Jr.

(6) Includes 28,083 shares of Common Stock owned by Mr. Reiser, underlying presently exercisable options, 6,250 purchased shares of Series A Convertible Preferred Stock and 517 shares of Series A Convertible Preferred Stock paid in dividends.

(7) Includes 1,875,000 purchased shares of Series A Convertible Preferred Stock and 154,975 shares of Series A Convertible Preferred Stock paid in dividends, beneficially owned through Quantum Energy Partners, L.P. of which Mr. VanLoh is a co-founder and principal.

(8) Includes 1,875,000 purchased shares of Series A Convertible Preferred Stock and 154,975 shares of Series A Convertible Preferred Stock paid in dividends, beneficially owned through Quantum Energy Partners, L.P. of which Mr. Neugebauer is a co-founder and principal.

(9) Includes 1,875,000 purchased shares of Series A Convertible Preferred Stock and 154,975 shares of Series A Convertible Preferred Stock paid in dividends, beneficially owned through Quantum Energy Partners, L.P. of which Mr. Jones is a co-founder and principal.

(10) Includes 1,875,000 purchased shares of Series A Convertible Preferred Stock and 154,975 shares of Series A Convertible Preferred Stock paid in dividends.

(11) Includes 30,000 shares of Common Stock beneficially owned through RIMCO Partners, LP; 225,215 shares of Common Stock beneficially owned through RIMCO Partners, LP II; 96,521 shares of Common Stock beneficially owned through RIMCO Partners, LP III; and 257,388 shares of Common Stock beneficially owned through RIMCO Partners, LP IV.

(12) Includes 293,471 shares of Common Stock underlying presently exercisable warrants.

(13) Includes 188,158 shares of Common Stock, underlying presently exercisable warrants.

(14) Includes 1,321,883 shares of Common Stock, 56,167 shares of Common Stock underlying presently exercisable warrants and 456,250 purchased shares of Series A Convertible Preferred Stock beneficially owned through V&C Energy Limited Partnership, of which Energy Resource Associates, Inc. ("ERA"), a Texas corporation owned and controlled by Mr. Lodzinski, is a general partner. Mr. Vlasic, in his capacity as Chief Executive Manager of Vlasic Investments, has an economic interest in Texoil securities held by V&C. Mr. Vlasic does not have voting rights associated with such securities, but has certain approval rights related to the disposition of such securities.

(15) Includes 1,321,883 shares of Common Stock, 56,167 shares of Common Stock underlying presently exercisable warrants and 456,250 purchased shares of Series A Convertible Preferred Stock beneficially owned through V&C Energy Limited Partnership, of which Vlasic Investments L.L.C. ("Vlasic Investments") is the limited partner. Mr. Vlasic is the Chief Executive Manager of Vlasic Investments.

         Includes 28,083 shares of Common Stock underlying presently exercisable options assigned by Mr. Vlasic to Vlasic Investments. Mr. Vlasic, in his capacity as Chief Executive Manager of Vlasic Investments, has an economic interest in Texoil securities held by V&C. Mr. Vlasic does not have voting rights associated with such securities, but has certain approval rights related to the disposition of such securities.

(16) Includes 320,904 shares of Common Stock and 143,682 purchased shares of Series A Convertible Preferred Stock and 11,876 shares of Series A Convertible Preferred Stock paid in dividends, beneficially owned through EnCap Equity 1996 Limited Partnership, of which EnCap Investments, L.L.C., is the general partner. Also includes 106,968 shares of Common Stock and 93,750 purchased shares of Series A Convertible Preferred Stock and 7,749 shares of Series A Convertible Preferred Stock paid in dividends, beneficially owned through Energy Capital Investment Company PLC, for which EnCap Investments L.L.C. serves as investment advisor. In addition, includes 137,568 purchased shares of Series A Convertible Preferred Stock and 11,370 shares of Series A Convertible Preferred Stock paid in dividends, beneficially owned through El Paso Capital Investment Company, LLC.

(17) Includes 101,100 shares of Common Stock owned by Mr. Mury, underlying presently exercisable options.

(18) Includes only the number of shares held by each executive officer and director so that shares are not double counted.

(19) The Series A Preferred Stock is immediately convertible into Common Stock on a 2-for-1 basis. At any time after December 31, 2002, the Series A Convertible Preferred Stock is mandatorily convertible into Class B Common Stock, based on the Company's achievement of certain net asset and per share values, on a 2-for-1 basis, subject to anti-dilution adjustments.

         CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CONVERTIBLE PREFERRED STOCK

         In November 1999 the Company closed a private placement of Series A Convertible Preferred Stock. Certain officers, directors and shareholders participated in the offering as follows:

         1) The V&C Energy Limited Partnership ("V&C") purchased 456,250 shares of the Series A Convertible Preferred Stock. Mr. Frank
                  A. Lodzinski, a director and Chief Executive Officer of Texoil, is the general partner of V&C through a wholly-owned Texas corporation. Mr. Michael A. Vlasic, a director, has interests in V&C through Vlasic Investments, L.L.C.

         2) Certain affiliates of EnCap Investments, L.L.C. who are shareholders of Texoil purchased 375,000 shares of the Series A Convertible Preferred Stock.

         3) Mr. Jerry M. Crews, a director and Executive Vice President, purchased 6,250 shares of the Series A Convertible Preferred Stock.

         4) Mr. Thomas A Reiser, a director, purchased 6,250 shares of the Series A Convertible Preferred Stock.

         All investments by related parties were made on the same terms and conditions as third-party non-affiliated investors.

CLIFFWOOD ACQUISITION 1996 LIMITED PARTNERSHIP

         In May 1998 the Company acquired certain properties from the Cliffwood Acquisition 1996 Limited Partnership, an affiliated partnership, in which the Company owned a 10% interest. Proceeds to Limited Partners were $4.5 million cash and 149,667 shares of common stock.

TECHNICAL RISKS, INC.

         As a normal part of its business, the Company purchases various performance bonds and insurance, including but not limited to general liability insurance, automobile insurance, well control insurance, pollution liability insurance, and directors and officers liability insurance. The Company purchases these coverages on a competitive basis. Technical Risks, Inc. has been in the past, and may be in the future, the broker used by the Company for these purchases. Mr. Thomas A. Reiser, a director of the Company, is Chairman and President of Technical Risks, Inc.